                                                                   EXHIBIT 11.1

                            RED BRICK SYSTEMS, INC.

                              STATEMENT REGARDING
                       COMPUTATION OF EARNINGS PER SHARE

                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                                1996        1995       1994
                                             ----------- ---------- -----------
Net income (loss)..........................  $ 3,818,324 $  308,387 $(1,481,050)
                                             =========== ========== ===========
Computations of weighted average common and
 common equivalent shares outstanding:
  Weighted average common equivalent shares
   attributable to convertible preferred
   stock...................................          --   5,450,041         --
  Weighted average common shares
   outstanding.............................   10,895,044  1,963,580   1,318,988
  Weighted average common equivalent shares
   attributable to stock options and
   warrants................................    1,773,417    947,475         --
  Common shares sold and common equivalent
   shares from stock options granted or
   issued during the twelve-month period
   prior to the Company's initial public
   offering................................          --   1,604,107   1,604,107
                                             ----------- ---------- -----------
  Shares used in computing net income per
   share...................................   12,668,461  9,965,203   2,923,095
                                             =========== ========== ===========
Net income (loss) per share................  $      0.30 $     0.03 $     (0.51)
                                             =========== ========== ===========

  Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.